Exhibit 99.1

STEWART INFORMATION SERVICES CORPORATION ANNOUNCES 20% DIVIDEND INCREASE AND DECLARES THIRD QUARTER DIVIDEND

HOUSTON, Sept. 1, 2022 /PRNewswire/ -- Stewart Information Services Corporation (NYSE:STC) today announced a dividend increase that reflects the company's continuing commitment to return capital to its shareholders.

The Stewart Board of Directors has approved an increase in the Company's annual cash dividend from $1.50 to $1.80 per share, payable to common shareholders beginning with the third quarter of 2022. Consistent with the increase, the Board of Directors declared a cash dividend of $0.45 per share for the third quarter 2022, payable September 30, 2022, to common stockholders of record on September 15, 2022.

"I am pleased to announce this action in keeping with Stewart's goal of delivering a consistent return on capital to shareholders, both through its operational performance as well as the annual dividend," said Fred Eppinger, Stewart CEO.

About Stewart

Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. Learn more at stewart.com. ST-IR

CONTACT: David Hisey, CFO, (713) 625-8043